Exhibit 99.(a)(1)(P)

[AAA Letterhead]

[Name / address of holder]

By international courier service and email

December 7, 2017

Object: exercise of your warrants

Dear Sir / Madam,

On December 5, 2017, Advanced Accelerator Applications S.A. (the “Company”) announced that it recommended the cash tender offer by Novartis Groupe France S.A., a société anonyme organized under the laws of France and a direct and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland, to acquire all of the outstanding ordinary shares, nominal value €0.10 per share (each, an “Ordinary Share” and, collectively, the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (each, an “ADS” and, collectively, the “ADSs”) of the Company for U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (each such amount, the “Offer Price”), in each case, payable net to the seller in cash, without interest, less any taxes that may be applicable, upon the terms and subject to the conditions set forth in the Offer to Purchase enclosed herewith, that you are strongly encouraged to read (the “Offer”).

The Offer commenced on December 7, 2017 and will expire at 12:00 midnight, New York City time on January 19, 2018 (which is the end of the day on January 19, 2018), unless extended in accordance with the terms of the Offer, which are described in more detail in the Offer to Purchase (the “First Offer” and the latest time and date at which the First Offer will expire, the “Expiration Date”).  The closing of the First Offer is subject to the satisfaction or waiver of various conditions precedent, which are also described in more detail in the Offer to Purchase.  In the event of the successful closing of the First Offer, a subsequent offer period, the dates of which are to be fixed and will be communicated through a press release issued by Novartis after the closing of the First Offer, will be commenced (the “Subsequent Offer”).

You subscribed a total number of warrants issued by the Company equal to [•], which are subject to terms and conditions provided for in the 2016 and/or 2017 warrants plans. You will find attached to this notification the list of warrants that you subscribed and outstanding as of November 20, 2017 with their corresponding exercise price.

Your warrants are exercisable.  If you wish to participate in the Offer, you can exercise your warrants and tender the underlying shares into the Offer or opt for cashless exercise facility described below.

We recommend that, should you wish (i) to exercise your warrants and participate in the Offer, you should do so as soon as possible and (ii) to opt for the Cashless Exercise (as defined below), you shall do so in any event during the First Offer.

The Company and Novartis appointed Banque Transatlantique S.A. for processing the exercise of warrants, centralizing instructions to tender Company’s shares and all related payments, as applicable.  You will find all relevant operational details in the “AAA Shareholder or LTI Plan Participant Tender Participation Guide”.

Please note that irrespective of whether you opt or do no opt for the cashless exercise, Banque Transatlantique S.A. will charge a transaction fee of USD 5 cents per share for each tendered Ordinary Share resulting from exercise of your warrants.

In particular, the Company and Novartis have arranged a cashless exercise (the “Cashless Exercise”) for all warrant holders, pursuant to which you have the opportunity to mandate and instruct Banque Transatlantique S.A. to process the exercise of your warrants and tender the underlying shares into the Offer, with the exercise price being deducted from the Offer Price.  Subject to the successful closing of the First Offer, the actual issuance of shares and their tender will take place during the Subsequent Offer.  Following the closing of the Subsequent Offer, you will receive from Banque Transatlantique S.A. the Offer Price less the exercise price, applicable taxes and transaction fees, for each ordinary share underlying your warrants (the “Cashless Exercise Proceeds”).  The Cashless Exercise is proposed during the First Offer only.

Please note that all actions referred to below can be completed through the online tool made available by Banque Transatlantique S.A. that you are encouraged to use.  You can also submit paper forms enclosed but in such case, you shall ensure the timely submission of your instructions to Banque Transatlantique S.A. (Stockplan Department) at the following address: 26, avenue Franklin Delano Roosevelt, 75372 Paris Cedex 08, France.

If you OPT for the Cashless Exercise facility, you must instruct Banque Transatlantique S.A. online (recommended) or return to Banque Transatlantique S.A. the Cashless Exercise and Tender Notice provided in Annex I to this letter, duly completed and executed, before the Expiration Date of the First Offer.

Please note that:

(i)                                     the exercise will concern all of your warrants and be conditional upon the successful closing of the First Offer, failing which you will retain your rights to your warrants that will continue to be subject to the terms and conditions of the applicable warrants plan rules,

(ii)                                  the exercise procedure will be settled by Banque Transatlantique S.A. during the Subsequent Offer (which includes the issuance and tender of the shares underlying your warrants into the Offer and, following the closing of the Subsequent Offer, payment to you of the Cashless Exercise Proceeds), and

(iii)                               you may withdraw your election for the Cashless Exercise facility by delivering a written notice of withdrawal to Banque Transatlantique S.A. (Stockplan Department) at 26, avenue Franklin Delano Roosevelt, 75372 Paris Cedex 08, France, prior to the Expiration Date. As a result of such withdrawal, your warrants will not be exercised as part of the Cashless Exercise facility and your Cashless Exercise and Tender Notice will be null and void.

If you do NOT opt for the Cashless Exercise facility, you may complete the exercise procedure individually by returning to Banque Transatlantique S.A. (i) the enclosed Exercise Notice provided in Annex II, accompanied by payment of the exercise price by wire transfer to the bank account opened in your name with Banque Transatlantique S.A. (whose number is indicated directly in Annex II) for remittance to the Company; you will have to make sure to credit this account before the Expiration Date of the First Offer or the closing date of the Subsequent Offer which date is to be communicated through a press release issued by Novartis, and (ii) if you decide to participate in the Offer, the enclosed Share Acceptance Form, which is provided in Annex II, to be duly completed and executed, and transmitted before the Expiration Date of the First Offer or on the closing date of the Subsequent Offer which date is to be communicated through a press release issued by Novartis. These actions can also be handled online.

Please note that upon the payment by you of the exercise price, your warrants will be definitely exercised and the shares underlying your warrants will be issued, irrespective of the successful closing of the Offer.

Please refer to the Offer to Purchase for additional information regarding the Offer, including a description of the terms of the Offer and the procedures for participating in the Offer.

Yours faithfully,

Stefano Buono
Chief Executive Officer

List of your Warrants outstanding as of November 20, 2017:

Number of Warrants outstanding	Exercise price per warrant	Subject to the Warrant Plan
xxx	xxx	2017
xxx	xxx	2016

ANNEX I - To be completed if you opt for cashless exercise

Cashless Exercise and Tender Notice

In order to be processed, this form must be submitted to Banque Transatlantique S.A. by the Expiration Date, at the latest, through the online remittance process (please refer to the “AAA Shareholder or LTI Plan Participant Tender participation Guide”)

You also have the possibility to send your instructions by letter with acknowledgement of receipt or delivery in person to the following address, but you are recommended to use the online process:

Banque Transatlantique S.A.

Stockplan Department

26, avenue Franklin Delano Roosevelt

75372 Paris Cedex 08

France

                  , on

Object: cashless exercise of my warrants and tender of underlying shares into the Offer

I, the undersigned, declare that I opt for the cashless exercise facility in respect of all my warrants and tender all the ordinary shares of Advanced Accelerator Applications S.A. (the “Company”) issued as the result of the exercise of my warrants to the cash tender offer by Novartis Groupe France S.A., a société anonyme organized under the laws of France and a direct and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland, to acquire all of the outstanding ordinary shares, nominal value €0.10 per share (each, an “Ordinary Share” and collectively, the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (the “ADSs”) of the Company, for U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS, in each case, payable net to the seller in cash, without interest, less any taxes that may be applicable (the “Offer”).

I hereby declare to exercise my warrants as follows:

Number of exercised warrants	Corresponding exercise price per warrant	Total exercise price
xxx	xxx	xxx

Total shares to be issued upon exercise of my warrants:	xxx ordinary shares of Advanced Accelerator Applications S.A.

I hereby mandate and instruct Banque Transatlantique S.A. to process the exercise of my warrants, including the share subscription, and tender into the Offer all of the Ordinary Shares of Advanced Accelerator Applications S.A. issued as the result of the exercise of my warrants at the price of US$ 41.00 per Ordinary Share (“Offer Price”) and in particular, I agree by submitting this instruction that ownership of these Ordinary Shares be transferred to Novartis Groupe France S.A.  For this purpose:

(i)                                     I acknowledge that the Ordinary Shares issued pursuant to the exercise of my warrants will be inscribed in my name in administered form (nominatif administré) in my account maintained by Banque Transatlantique S.A., AND

(ii)                                  I further irrevocably order Banque Transatlantique S.A. to transfer the ownership of all Ordinary Shares referred to in (i) above from my individual shareholder’s account to Novartis Groupe France S.A.’s individual shareholder’s account.

I hereby instruct Banque Transatlantique S.A. to make the payment of the amount of the exercise price for my warrants to Advanced Accelerator Applications S.A. in my name and on my behalf, by deducting the corresponding amount from the Offer Price and I will receive the balance, net of any applicable taxes and transaction fees(1), through Banque Transatlantique S.A.  This amount will be paid to me by wire in US dollars, promptly after the closing of the Offer and the tender of my Ordinary Shares into the Offer, on my cash account opened with Banque Transatlantique S.A.  I will be able to liaise thereafter with Banque Transatlantique S.A. to convert this amount into Euros and transfer this USD or EUR amount to any other bank account opened with any bank.

I acknowledge that:

•             the exercise of my warrants will be conditional upon the successful closing of the First Offer, failing which I will retain my rights to my warrants that will continue to be subject to the applicable warrants plan rules;

•             the tender of Ordinary Shares is made subject to all the terms and conditions of the Offer, and I hereby make all the representations, warranties and undertakings of tendering holders that are set forth in the Offer to Purchase, which I acknowledge I have received.

(1)  Banque Transatlantique S.A. will charge a transaction fee of USD 5 cents per share for each tendered Ordinary Share resulting from exercise of warrants.

I recognize that I am urged to consult my tax advisor on the tax consequences applicable to my cashless exercise.

All my instructions provided herein become final and irrevocable at the Expiration Date.  Until that time, I have the right to withdraw my instruction to cashless exercise of my warrants.  In order to proceed with such withdrawal, I shall contact Banque Transatlantique S.A., Stockplan Department, 26, avenue Franklin Delano Roosevelt, 75372 Paris Cedex 08, France.

I have retained a copy of this form for my personal files.

Name	Signature (please write “Read and approved”)

ANNEX II — To be completed if you do not opt for Cashless Exercise

ADVANCED ACCELERATOR APPLICATIONS S.A.

French Société Anonyme with a share capital of EUR 8,851,565.70

Registered address: 20, rue Diesel — 01630 SAINT-GENIS-POUILLY

441 417 110 RCS BOURG-EN-BRESSE

(the “Company”)

Exercise Notice of the Warrants (the “Exercise Notice”)

1)             Issuance of the New Shares Resulting from the Exercise of the Warrants

Subject to the delivery of this Exercise Notice of the warrants and the payment of the exercise price, the share capital of the Company will be increased by an amount equal to EUR 0.1 per ordinary share issued upon the exercise of each warrant (the “New Shares”) (one warrant giving right to subscribe to one ordinary share).

The New Shares will be inscribed in my name in administered form (nominatif administré) in my account maintained by Banque Transatlantique S.A. The right of the stockholder will be represented by an entry into the shareholders’ account held by the Company. The New Shares will have to be fully paid upon the day of their subscription. The New Shares will be submitted to all the provisions of the by-laws of the Company and will be assimilated to the outstanding ordinary shares as from the date of their issuance.

I must pay the exercise price by wire transfer on the account opened in my name into the books of Banque Transatlantique S.A., for remittance to the Company, whose number is indicated here below (this wire transfer must be received before the Expiration Date of the First Offer or the closing date of the Subsequent Offer which date is to be communicated through a press release issued by Novartis - any transfer received after that date will not be taken into account).

Number of my account in the books of Banque Transatlantique S.A.: [•]

[Alternative if we do not have the account number for participants before launching the communication: Where can I find my Banque Transatlantique S.A. account number? In section “Your accounts” of the website ww.transatplan.com, using personal access codes.]

Banque Transatlantique S.A. will charge a transaction fee of USD 5 cents per share for each tendered Ordinary Share resulting from exercise of warrants.

2)             Subscription Notice

I, [first name, last name, address],

Holder of [•]warrants,

After having reviewed and acknowledged the (i) by-laws of the Company, (ii) applicable warrants plan rules, (iii) Notification Letter, (iv) above described conditions of the share capital increase of the Company and (v) Exercise Notice dated today,

Confirm the exercise of(2):

☐            All my warrants;

OR

☐                       warrants;

Declare the subscription of:

•                  the New Shares;

Confirm that I: initiated a wire transfer to be received before the Expiration Date of the First Offer or the closing date of the Subsequent Offer, for payment of the exercise price to the Company, to the bank account mentioned under 1) above and enclose proof hereof.

I declare that I kept an original of the Exercise Notice for myself.

                    , on

                      (3)

Instruction to be sent to Banque Transatlantique S.A. if you do not opt for the Cashless Exercise, by using the online remittance process or by letter with acknowledgement of receipt or delivery in person to the following address:

(2)  Please tick the box according to your choice and fill-in the related blank as necessary

(3)  Signature to be preceded by the written mention « Subscription of the New Shares »

Banque Transatlantique S.A.

Stockplan Department

26, avenue Franklin Delano Roosevelt

75372 Paris Cedex 08

France

Share Acceptance Form

ORDINARY SHARE ACCEPTANCE FORM

TO TENDER ORDINARY SHARES

OF

ADVANCED ACCELERATOR APPLICATIONS S.A.

AT

U.S. $41.00 PER ORDINARY SHARE

PURSUANT TO THE OFFER TO PURCHASE DATED DECEMBER 7, 2017

BY

NOVARTIS GROUPE FRANCE S.A.

A DIRECT AND INDIRECT WHOLLY-OWNED SUBSIDIARY

OF

NOVARTIS AG

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 19, 2018 (WHICH IS THE END OF THE DAY ON JANUARY 19, 2018),

UNLESS THE OFFER IS EXTENDED.

Online remittance process to Banque Transatlantique S.A.
(please see the AAA Shareholder or LTI Plan Participant Tender Participation Guide)

Novartis Groupe France S.A., a société anonyme organized under the laws of France (“Purchaser”) and a direct and indirect wholly-owned subsidiary of Novartis AG, a company organized under the laws of Switzerland, is offering to purchase all of the outstanding ordinary shares, nominal value €0.10 per share (each, an “Ordinary Share” and, collectively, the “Ordinary Shares”), including Ordinary Shares represented by American Depositary Shares (each of which represents two Ordinary Shares) (each, an “ADS” and, collectively, the “ADSs”), of Advanced Accelerator Applications S.A., a société anonyme organized under the laws of France (“AAA”), for U.S. $41.00 per Ordinary Share and U.S. $82.00 per ADS (each such amount, the “Offer Price”), in each case, payable net to the seller in cash, without interest, less any withholding taxes that may be applicable, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 7, 2017 (together with any amendments or supplements thereto, the “Offer to Purchase”) and in this Ordinary Share Acceptance Form (together with any amendments or supplements hereto, the “Ordinary Share Acceptance Form” and, together with the Offer to Purchase, the American Depositary Share Letter of Transmittal and other related materials, as each may be amended or supplemented from time to time, the “Offer”), as applicable.

PLEASE REVIEW AND COMPLETE (IF NECESSARY) THE FOLLOWING INFORMATION

Full name and address of the holder of Ordinary Shares (hereinafter, the “Shareholder”):

Name:

Address:

Town/City:

Postal/ZIP Code:

Country:

Telephone number:

E-mail address:

The Shareholder hereby tenders the following number of Ordinary Shares:

Number of Ordinary Shares:

The Shareholder orders Banque Transatlantique S.A. (the “Ordinary Shares Agent”) to transfer the ownership of all its tendered Ordinary Shares from the Shareholder’s individual account to Purchaser’s individual account.

The tender of Ordinary Shares is subject to all the terms and conditions of the Offer, and the Shareholder hereby makes all the representations, warranties and undertakings of tendering holders that are set forth in the Offer to Purchase, which the Shareholder acknowledges it has received.

The Shareholder (i) acknowledges that all payments of the Offer Price will be made by Purchaser in cash, in the form of a wire payment, in U.S. dollars, into his/her/its account with the Ordinary Shares Agent, which the Shareholder will have opened in connection with tendering the Shareholder’s Ordinary Shares into the Offer (if the Shareholder wishes to receive the Offer Price in euros, the Shareholder should refer to the AAA Shareholder or LTI Plan Participant Tender Participation Guide) and (ii) expressly authorizes the Ordinary Shares Agent to withdraw from the Offer Price any withholding tax or social charge contribution that may be due by the Shareholder and pay it directly to the relevant tax administration (see Instructions below).

Name of Shareholder:

Signature of Shareholder:

Name of signer (if Shareholder is a legal entity):

Title of signer (if applicable):

PLEASE READ THE INSTRUCTIONS ACCOMPANYING THIS ORDINARY SHARE ACCEPTANCE FORM CAREFULLY BEFORE COMPLETING THIS ORDINARY SHARE ACCEPTANCE FORM.

INSTRUCTIONS

Forming Part of the Terms and Conditions of the Offer

1. Requests for Assistance or Additional Copies.  Questions or requests for assistance may be directed to the Ordinary Shares Agent at its address and telephone number set forth below.  Additional copies of the Offer to Purchase, this Ordinary Share Acceptance Form and other tender offer materials may be obtained from the Ordinary Shares Agent as set forth below, subject to applicable law, and will be furnished at Purchaser’s expense.

2.  Withholding.  Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan and who tender their Ordinary Shares into the Offer may be subject to withholding taxes and/or social charges that may have to be withheld at source by the Ordinary Shares Agent.

IMPORTANT TAX INFORMATION

With respect to Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan, the Ordinary Shares Agent, acting either on behalf of the Shareholders’ current or former employer or in the Ordinary Shares Agent’s role as paying agent, may have withholding obligations for the amount of tax and/or social charges that these Shareholders owe on a portion of the gains that they would make in the Offer.  Shareholders who have received their Ordinary Shares pursuant to a stock-option plan or a free share plan are urged to consult their tax advisor on the tax consequences applicable to their participation in the Offer.

The Ordinary Shares Agent for the Offer is:

Banque Transatlantique S.A.

Stockplan Department

26, avenue Franklin Delano Roosevelt

75372 Paris Cedex 08

France

Email:

adacap@banquetransatlantique.com

Phone number:

+33 1 56 88 72 02